Exhibit 99.1

Contact:

Media: Margaret Kirch Cohen 312-696-6383  margaret.cohen@morningstar.com

Investors: Please submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third Quarter 2005 Financial Results

CHICAGO, Nov. 9, 2005  —  Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third quarter 2005 financial results. The company reported consolidated revenue of $56.9 million in the third quarter of 2005, a 22% increase from revenue of $46.6 million in the third quarter of 2004. Net income in the third quarter of 2005 was $7.5 million, or 17 cents per diluted share, compared with $4.1 million, or 10 cents per diluted share, in the third quarter of 2004. In the first nine months of 2005, revenue increased $35.5 million, or 27%, to $166.4 million compared with $130.9 million in the same period a year ago. Net income was $21.0 million, or 48 cents per diluted share, in the first nine months of 2005, compared with $9.9 million, or 24 cents per diluted share, in the same period in 2004.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a good quarter with strong revenue growth across all three of our business segments.  We also experienced growth in two other important metrics – operating margin and free cash flow – reflecting the underlying health of our business. Operating margin grew to 21.7% in the third quarter from 14.2% in the third quarter of 2004 as we continue to leverage our research and investment databases. Year to date we’ve generated $26.3 million in free cash flow versus $13.3 million in the same period a year ago. This higher cash flow level included third quarter free cash flow of $16.9 million.”

Mansueto added, “Two of our key products, Morningstar Advisor Workstation and Investment Consulting, made the largest contributions to revenue growth this quarter.  Revenue from Advisor Workstation Enterprise Edition, which we offer to financial advisors affiliated with large firms, benefited from continued growth in license agreements over the past several quarters. Within our Investment Consulting business, revenue growth was driven by the asset allocation and investment selection services we provide for funds of funds and variable annuities. Licensed Data for institutional clients and the independent equity research we’re providing under the Global Analyst Research Settlement were also important contributors to revenue growth in the quarter.”

Our Key Business Drivers

Revenue:  Revenue in the Individual segment was $15.5 million in the third quarter of 2005, a 22% increase from $12.7 million in the third quarter of 2004.  This partly reflects the favorable impact of revenue associated with the Global Analyst Research Settlement, which the company recognized for three months in the third quarter of 2005 versus only two months in the third quarter of 2004. Revenue in the Advisor segment was $18.6 million, a 21% increase from $15.4 million in the same period in 2004. Revenue in the Institutional segment was $24.1 million, a 20% increase from $20.1 million in the third quarter of 2004.

Revenue from international operations was $7.5 million in the third quarter of 2005, a 19% increase from $6.3 million in the same period a year ago.  Foreign currency translations contributed $0.3 million of this increase. The January 2005 acquisition of Variable Annuity Research and Data Service (VARDS) contributed revenue of $0.5 million in the third quarter of 2005. Excluding the impact of foreign currency translations and the VARDS acquisition, consolidated revenue increased approximately 21% in the third quarter of 2005.

Revenue Composition: Morningstar defines walk-in revenue as revenue it expects to recognize during the year from subscriptions and license agreements in place as of Jan. 1, 2005, adjusted for cancellations, currency translations, and other routine adjustments during the year. Morningstar estimates that 2005 walk-in revenue plus the 2005 impact of new and renewal business closed during the first nine months of 2005, absent future cancellations, is $213.8 million. This estimate does not include the impact of revenue from business the company closes or cancellations that occur in the fourth quarter of 2005.

Operating Expense: Operating expense was $44.6 million in the third quarter of 2005, a 12% increase from $40.0 million in the prior-year period. The increase in operating expense was driven primarily by $3.3 million of additional compensation-related expense including salaries, benefits, and sales commissions. The company had approximately 1,120 employees worldwide as of Sept. 30, 2005, compared with approximately 940 as of Sept. 30, 2004. The higher headcount mainly reflects additional technical staff for Morningstar’s development center in China and equity analysts in its U.S. operations.

Operating Income: Operating income in the third quarter of 2005 was $12.3 million, an increase of 87% compared with $6.6 million in the same period a year ago. Operating income increased in all three business segments, with the Institutional segment reporting the highest growth. Excluding stock-based compensation expense, operating income was $14.4 million, an increase of 57%, compared with $9.2 million in the third quarter of 2004. Operating income before stock-based compensation expense is a measure that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation to operating income is included in the accompanying financial tables.

Operating Margin: The company’s operating margin was 21.7% in the third quarter of 2005, compared with 14.2% in the third quarter of 2004, reflecting the impact of revenue growth that exceeded the growth in operating expense.  Excluding stock-based compensation expense, the company’s operating margin was 25.3% in the third quarter of 2005, compared with 19.7% in the third quarter of 2004. Operating margin before stock-based compensation expense is a non-GAAP measure that is reconciled to operating margin in the accompanying financial tables.

Free Cash Flow: Morningstar generated free cash flow of $16.9 million in the third quarter of 2005, reflecting cash provided by operating activities of $18.2 million and capital expenditures of $1.3 million. Free cash flow increased by $14.2 million in the third quarter of 2005 compared with the prior-year quarter, including a $13.0 million increase in cash flow provided by operating activities and a $1.2 million decrease in capital expenditures. The increase in free cash flow was driven by higher net income and favorable changes in working capital, including a reduction in accounts receivable. In the first nine months of 2005, Morningstar generated free cash flow of $26.3 million, reflecting cash provided by operating activities of $29.9 million and capital expenditures of $3.6 million.

Free cash flow in the first nine months of 2005 increased $13.0 million compared with the prior-year period, reflecting a $10.8 million increase in cash provided by operating activities and a $2.2 million reduction in capital expenditures.

Free cash flow is a non-GAAP measure that is reconciled to cash provided by or used for operating activities in the accompanying financial tables. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

Cash and Investments: As of Sept. 30, 2005, Morningstar had cash, cash equivalents, and investments of $135.4 million, compared with $95.5 million as of Dec. 31, 2004, and $82.7 million as of Sept. 30, 2004.

Business Segment Performance

Individual Segment: The largest products in this segment are paid Premium membership service for Morningstar.com®, the company’s Web site for individual investors; and independent equity research on more than 1,600 stocks. This segment also includes several print and online publications focusing on stocks, mutual funds, personal finance, and other investing topics.

•                  Revenue was $15.5 million in the third quarter of 2005, a 22% increase from $12.7 million in the third quarter of 2004.

•                  Operating income was $4.2 million in the third quarter of 2005, compared with $2.6 million in the third quarter of 2004.

•                  Operating margin was 26.8% in the third quarter of 2005, compared with 20.3% in the third quarter of 2004.

•                  Subscriptions for Morningstar.com Premium membership service increased to 141,939 as of Sept. 30, 2005, compared with 126,672 as of Sept. 30, 2004.

Advisor Segment: The largest products in this segment are Morningstar® Advisor WorkstationSM, a Web-based investment planning system, and Principia®, a CD-ROM-based investment research product. This segment also includes Morningstar Managed PortfoliosSM, an asset management service consisting of portfolios of mutual funds offered exclusively through financial advisors.

•                  Revenue was $18.6 million in the third quarter of 2005, a 21% increase from $15.4 million in the same period in 2004.

•                  Operating income was $4.7 million in the third quarter of 2005, an increase of 37% compared with $3.5 million in the third quarter of 2004.

•                  Operating margin was 25.5% in the third quarter of 2005, compared with 22.4% in the third quarter of 2004.

•                  Advisor Workstation licenses in the United States increased to 102,606 as of Sept. 30, 2005, compared with 72,190 as of Sept. 30, 2004. Principia subscriptions declined to 50,484 as of Sept. 30, 2005, compared with 52,366 as of Sept. 30, 2004. Morningstar recently refined the way it counts Advisor Workstation licenses and Principia subscriptions. Refer to the accompanying supplemental data table for more details and updated historical information.

•                  Assets under management in the Morningstar Managed Portfolios service totaled $1.3 billion as of Sept. 30, 2005, compared with $774 million as of Sept. 30, 2004.

Institutional Segment: The key products and services in the Institutional segment are Morningstar DirectSM, a Web-based institutional platform providing access to Morningstar’s global databases and investment research; Licensed DataSM, a set of investment data spanning eight core databases, available through electronic data feeds; Investment Consulting, which helps clients create and maintain investment portfolios; and Morningstar® Retirement ManagerSM, a suite of services for retirement plan participants.

•                  Revenue was $24.1 million in the third quarter of 2005, a 20% increase from $20.1 million in the third quarter of 2004.

•                  Operating income was $6.4 million in the third quarter of 2005, an increase of 108% from $3.1 million in the same period in 2004.

•                  Operating margin was 26.7% in the third quarter of 2005, compared with 15.3% in the third quarter of 2004.

•                  Morningstar Direct had 861 licenses as of Sept. 30, 2005, compared with 729 as of Sept. 30, 2004.

•                  Assets under management for managed retirement accounts offered through Morningstar Retirement Manager were $225.9 million as of Sept. 30, 2005, compared with $85.3 million as of Sept. 30, 2004.

•                  Exchange-traded funds that are based on the Morningstar Indexes and offered by a third party had assets totaling approximately $602.1 million as of Sept. 30, 2005, compared with $163.0 million as of Sept. 30, 2004.

Investor Communication: Morningstar encourages all interested parties – including securities analysts, current shareholders, potential shareholders, and others – to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the SEC on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 125,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Prospectus filed on May 4, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with GAAP, Morningstar uses the following measures defined as non-GAAP by the Securities and Exchange Commission:  free cash flow, operating income before stock-based compensation expense, and operating margin before stock-based compensation expense. Morningstar presents free cash flow solely as supplemental disclosure to help its investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the free cash flow definition used by Morningstar may not be comparable to similarly titled measures reported by other companies.  For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.

Morningstar presents operating income before stock-based compensation expense and operating margin before stock-based compensation expense solely as supplemental disclosure to help its investors better understand the performance of its business, to enhance comparison of Morningstar’s performance from period to period, and to allow better comparison of Morningstar’s performance with that of its competitors.  Morningstar expects stock-based compensation expense to be a recurring cost. Morningstar uses operating income before stock-based compensation expense and operating margin before stock-based compensation expense to evaluate the performance of its business. Operating income before stock-based compensation expense and operating margin before stock-based compensation expense should not be considered alternatives to any measure of performance as promulgated under GAAP (such as operating income or operating margin), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the calculations of operating income before stock-based compensation expense and operating margin before stock-based compensation expense used by Morningstar may not be comparable to similarly titled measures reported by other companies. For more information on operating income before stock-based compensation expense and operating margin before stock-based compensation expense, please see the reconciliations from operating income to operating income before stock-based compensation expense and from operating margin to operating margin before stock-based compensation expense included in the accompanying financial tables.

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Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30			Nine months ended September 30
(in thousands, except per share amounts)	2005	2004	% change	2005	2004	% change

Revenue	$56,927	$46,573	22.2%	$166,374	$130,944	27.1%
Operating expense (1):
Cost of goods sold	16,261	13,858	17.3%	47,847	41,032	16.6%
Development	4,749	4,057	17.1%	14,491	11,082	30.8%
Sales and marketing	9,499	9,367	1.4%	29,129	26,016	12.0%
General and administrative	11,849	10,930	8.4%	36,068	30,794	17.1%
Depreciation and amortization	2,222	1,755	26.6%	6,470	5,354	20.8%
Total operating expense	44,580	39,967	11.5%	134,005	114,278	17.3%
Operating income	12,347	6,606	86.9%	32,369	16,666	94.2%
Operating margin	21.7%	14.2%		19.5%	12.7%

Non-operating income:
Interest income, net	892	260	243.1%	1,946	694	180.4%
Other income (expense), net	(46)	250	NMF	14	346	(96.0)%
Non-operating income, net	846	510	65.9%	1,960	1,040	88.5%

Income before income taxes & equity in net income of unconsolidated entities	13,193	7,116	85.4%	34,329	17,706	93.9%

Income tax expense	5,857	3,235	81.1%	14,517	8,349	73.9%

Equity in net income of unconsolidated entities	183	212	(13.7)%	1,212	591	105.1%

Net income	$7,519	$4,093	83.7%	$21,024	$9,948	111.3%

Income per share:
Basic	$0.19	$0.11		$0.54	$0.26
Diluted	$0.17	$0.10		$0.48	$0.24

Weighted average common shares outstanding:
Basic	39,922	38,438		39,151	38,410
Diluted	45,354	41,819		43,939	41,654

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
(1) Includes stock-based compensation expense of:
Cost of goods sold	$274	$336	$1,202	$1,120
Development	112	157	492	571
Sales and marketing	129	180	582	642
General and administrative	1,515	1,897	6,579	6,436
Total stock-based compensation expense	$2,030	$2,570	$8,855	$8,769

NMF - Not meaningful

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2005	2004	2005	2004

Operating activities
Net income	$7,519	$4,093	$21,024	$9,948
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,222	1,755	6,470	5,354
Deferred income tax expense (benefit)	985	55	(292)	3,046
Stock-based compensation	2,030	2,570	8,855	8,769
Equity in net income of unconsolidated entities	(183)	(212)	(1,212)	(591)
Other, net	1,198	386	1,324	357
Changes in operating assets and liabilities, net of effects of acquisitions	4,465	(3,453)	(6,284)	(7,798)
Cash provided by operating activities	18,236	5,194	29,885	19,085
Investing activities
Purchases of investments	(24,997)	(6,315)	(54,938)	(35,083)
Proceeds from sale of investments	15,420	1,211	55,830	24,692
Capital expenditures	(1,298)	(2,449)	(3,625)	(5,758)
Acquisitions, net of cash acquired	(35)	—	(8,192)	(210)
Other, net	—	15	18	53
Cash used for investing activities	(10,910)	(7,538)	(10,907)	(16,306)
Financing activities
Payments of long-term debt and capital lease obligations	—	(11)	(18)	(6,559)
Proceeds from stock option exercises	2,572	66	3,964	158
Proceeds from initial public offering, net	—	—	18,108	—
Cash provided by (used for) financing activities	2,572	55	22,054	(6,401)
Effect of exchange rate changes on cash and cash equivalents	(9)	51	(166)	(201)
Net increase (decrease) in cash and cash equivalents	9,889	(2,238)	40,866	(3,823)
Cash and cash equivalents - Beginning of period	66,884	30,260	35,907	31,845
Cash and cash equivalents - End of period	$76,773	$28,022	$76,773	$28,022

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2005	2004	2005	2004

Cash provided by operating activities	$18,236	$5,194	$29,885	$19,085
Less: Capital expenditures	(1,298)	(2,449)	(3,625)	(5,758)
Free cash flow	$16,938	$2,745	$26,260	$13,327

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
($000)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$76,773	$35,907
Investments	58,637	59,556
Accounts receivable, net	37,209	33,668
Deferred tax asset, net	1,848	2,373
Other	4,555	4,250
Total current assets	179,022	135,754

Property and equipment, net	15,131	17,521
Investments in unconsolidated entities	15,774	14,704
Goodwill	16,723	14,408
Intangible assets, net	7,425	1,573
Deferred tax asset, net	28,766	27,105
Other assets	1,582	2,296
Total assets	$264,423	$213,361

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$11,572	$12,085
Accrued compensation	19,738	20,204
Income tax payable	1,834	3,763
Deferred revenue	66,335	63,363
Accrued stock-based compensation	—	15,874
Long-term debt - current portion	—	18
Other	2,518	3,545
Total current liabilities	101,997	118,852

Accrued compensation	2,948	3,567
Accrued stock-based compensation	—	23,943
Other long-term liabilities	2,333	2,618
Total liabilities	107,278	148,980

Total shareholders’ equity	157,145	64,381

Total liabilities and shareholders’ equity	$264,423	$213,361

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30			Nine months ended September 30
($000)	2005	2004	% change	2005	2004	% change

Revenue
Individual	$15,489	$12,677	22.2%	$46,625	$33,096	40.9%
Advisor	18,593	15,390	20.8%	53,868	45,287	18.9%
Institutional	24,063	20,101	19.7%	69,396	57,534	20.6%
Eliminations	(1,218)	(1,595)	(23.6)%	(3,515)	(4,973)	(29.3)%
Consolidated revenue	$56,927	$46,573	22.2%	$166,374	$130,944	27.1%

Revenue - U.S.	$49,391	$40,242	22.7%	$144,739	$112,545	28.6%
Revenue - non-U.S.	$7,536	$6,331	19.0%	$21,635	$18,399	17.6%

Operating income (loss)
Individual	$4,154	$2,575	61.3%	$13,273	$3,414	288.8%
Advisor	4,738	3,451	37.3%	13,604	10,812	25.8%
Institutional	6,426	3,085	108.3%	17,084	10,693	59.8%
Corporate items and eliminations	(2,971)	(2,505)	18.6%	(11,592)	(8,253)	40.5%
Consolidated operating income	$12,347	$6,606	86.9%	$32,369	$16,666	94.2%

Operating margin
Individual	26.8%	20.3%		28.5%	10.3%
Advisor	25.5%	22.4%		25.3%	23.9%
Institutional	26.7%	15.3%		24.6%	18.6%
Consolidated operating margin	21.7%	14.2%		19.5%	12.7%

Morningstar, Inc. and Subsidiaries

Supplemental Data

($000)	Q1 2005	Q2 2005	Q3 2005	2005 Cumulative (2)

Revenue Composition (1)
New revenue	$5,905	$9,091	$10,129	$33,794
Renewal revenue	5,658	12,959	20,152	57,971
Walk-in revenue	41,641	34,193	26,646	122,065
Consolidated revenue	$53,204	$56,243	$56,927	$213,830

% of Revenue
New revenue	11.1%	16.2%	17.8%	15.8%
Renewal revenue	10.6%	23.0%	35.4%	27.1%
Walk-in revenue	78.3%	60.8%	46.8%	57.1%
Consolidated revenue	100.0%	100.0%	100.0%	100.0%

(1)  To help investors evaluate the company’s ongoing business results, Morningstar separates revenue into three categories: 1) new revenue, which it defines as revenue from selling additional products to current customers or from selling to new customers; 2) renewal revenue, which it defines as revenue from renewals of subscriptions or licenses; and 3) “walk-in” revenue, which it defines as revenue it expects to recognize during the year from subscriptions and license agreements in place as of January 1, 2005, adjusted for cancellations, currency translations, and other routine adjustments during the year.

(2)  2005 cumulative revenue is an estimate of revenue that will be recognized from business closed through the end of the third quarter. It includes 2005 walk-in revenue plus the 2005 impact, absent cancellations, of new and renewal business closed during the first nine months of 2005. This estimate does not include any revenue from new or renewal business that will be closed during the fourth quarter of 2005.

	As of September 30,
	2005	2004	% change
Our Employees
Total worldwide headcount	1,120	940	19.1%
Number of U.S. stock analysts	86	67	28.4%
Number of U.S. fund analysts	27	26	3.8%

Our Business
Number of Morningstar.com Premium subscriptions	141,939	126,672	12.1%
Number of Principia subscriptions (3)	50,484	52,366	(3.6)%
Number of U.S. Advisor Workstation licenses (3)	102,606	72,190	42.1%
Number of Morningstar Direct licenses	861	729	18.1%
Assets under management for Morningstar Managed Portfolios	$1.3 bil	$774.1 mil	67.9%
Assets under management for managed retirement accounts	$225.9 mil	$85.3 mil	164.8%

(3) In 2005, Morningstar refined the way it counts Principia subscriptions. The company now counts subscriptions to each of the six modules in the Principia suite as separate subscriptions. Morningstar also refined the way it counts the number of U.S. licenses for Advisor Workstation to more consistently include only financial advisors licensed to use the product and exclude support staff. If the license agreement allows access by users not employed by the licensing enterprise, the company only includes actual users within the past 12 months. The following table shows historical quarterly data adjusted to reflect these changes.

	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005
Number of Principia subscriptions	55,493	54,824	52,366	51,308	53,048	50,797	50,484
Number of U.S. Advisor Workstation licenses	57,166	75,810	72,190	80,235	90,323	101,318	102,606

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from operating income to operating income before stock-based compensation expense:

	Three months ended September 30			Nine months ended September 30
($000)	2005	2004	% change	2005	2004	% change

Operating income	$12,347	$6,606	86.9%	$32,369	$16,666	94.2%
Add back: stock-based compensation expense	2,030	2,570	(21.0)%	8,855	8,769	1.0%
Operating income before stock-based compensation expense	$14,377	$9,176	56.7%	$41,224	$25,435	62.1%

Reconciliation from operating margin to operating margin before stock-based compensation expense:

	Three months ended September 30		Nine months ended September 30
(% of revenue)	2005	2004	2005	2004

Operating margin	21.7%	14.2%	19.5%	12.7%
Add back: stock-based compensation expense	3.6%	5.5%	5.3%	6.7%
Operating margin before stock-based compensation expense	25.3%	19.7%	24.8%	19.4%